Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture (this “Supplemental Indenture”), dated as of May 1, 2020, among Kaiser Aluminum Corporation, a Delaware corporation (the “Company”), certain of the Company’s direct and indirect subsidiaries parties hereto (each a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”) and Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Base Indenture (as defined below).

W I T N E S S E T H

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee are party to an indenture dated as of April 28, 2020 (the “Base Indenture”) relating to the Company’s 6.500% Senior Notes due 2025 (the “Notes”);

WHEREAS, the Company previously issued $300,000,000 initial aggregate principal amount of the Notes (the “Existing Notes”) on April 28, 2020;

WHEREAS, Sections 202, 301 and 312 of the Base Indenture provide that the Company may, from time to time and in accordance therewith, create and issue Additional Notes under the Base Indenture;

WHEREAS, the Company wishes to issue an additional $50,000,000 aggregate principal amount of the Notes as Additional Notes (the “New Notes”);

WHEREAS, the Company and the Subsidiary Guarantors are authorized to execute and deliver this Supplemental Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture; and

WHEREAS, all conditions and requirements necessary to the execution and delivery of this Supplemental Indenture have been done and performed, and the execution and delivery hereof has been in all respects authorized.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Supplemental Indenture mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.    Amount of New Notes. The aggregate principal amount of New Notes to be authenticated and delivered under this Supplemental Indenture on May 1, 2020 is $50,000,000.

2.    Terms of New Notes. The New Notes are to be issued as Additional Notes under the Base Indenture and shall:

a.

be issued as part of the existing series of Existing Notes under the Base Indenture, and the New Notes and the Existing Notes shall be a single class for all purposes under the Indenture (as defined in the Base Indenture), including, without limitation, with respect to waivers, amendments, redemptions and offers to purchase;

b.	be issued on May 1, 2020 and will accrue interest from April 28, 2020;

c.

be issuable in whole in the form of one or more Global Notes to be issued in the name of Cede & Co. and held by the Trustee as Custodian for the Depositary and in the form, including appropriate transfer restriction legends, provided in Exhibit 1 to Appendix A to the Base Indenture; and

d.

bear, in the case of New Notes offered and sold to QIBs in reliance on Rule 144A under the Securities Act, the CUSIP number of 483007AK6 and ISIN of US483007AK64, and, in the case of New Notes offered and sold in reliance on Regulation S under the Securities Act, the CUSIP number of U24442AD4 and ISIN of USU24442AD46.

4.    Ratification of Base Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Base Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5.    Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

6.    Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be original; but such counterparts shall together constitute but one and the same instrument. One signed copy is enough to prove this Supplemental Indenture. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, ..pdf transmission or other electronic means shall constitute effective execution and delivery of this Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or .pdf transmission or other electronic means shall be deemed to be their original signatures for all purposes.

7.    Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

8.    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Subsidiary Guarantors.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

KAISER ALUMINUM CORPORATION

By:	/s/ Neal E. West
Name:	Neal E. West
Title:	Senior Vice President and Chief Financial Officer

KAISER ALUMINUM INVESTMENTS COMPANY
KAISER ALUMINUM FABRICATED PRODUCTS, LLC
KAISER ALUMINUM WASHINGTON, LLC
as Guarantors

By:	/s/ Neal E. West
Name:	Neal E. West
Title:	Senior Vice President and Chief Financial Officer

Signature Page to First Supplemental Indenture

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Trustee

By:	/s/ Maddy Hughes
Name:	Maddy Hughes
Title:	Vice President

Signature Page to First Supplemental Indenture